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                                                                   EXHIBIT 12(a)

                       WESTINGHOUSE ELECTRIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                ($ IN MILLIONS)

                                                                             YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                1996        1995      1994       1993     1992
                                                              ---------   -------   -------    -------  --------
                    Income (loss) before income taxes and
                      minority interest                       $ (1,190)    $ (39)    $ (58)     $ (238)  $   259
                    Less: Equity in income (loss) of 50
                      percent or less owned affiliates......         9         3        (2)         (3)       (1)
                    Add: Fixed charges......................       484       254       155         186       200
                                                              --------     -----     -----      ------   -------
                    Earnings as adjusted....................  $   (715)    $ 212     $  99      $  (49)  $   460
                                                              ========     =====     =====      ======   =======
                    Fixed charges:
                         Interest expense...................  $    456     $ 236     $ 134      $  164   $   169
                         Rental expense.....................        28        18        21          22        31
                                                              --------     -----     -----      ------   -------
                    Total fixed charges.....................  $    484     $ 254     $ 155      $  186   $   200
                                                              --------     -----     -----      ------   -------
                    Ratio of earnings to fixed charges......       (a)       (a)       (a)         (a)     2.30x
                                                              ========     =====     =====      ======   =======

(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1996, 1995, 1994 and 1993 would be $1,199 million, $42 million, $56 million, and $235 million, respectively.


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